Form 8-K

U.S. Securities and Exchange Commission
Washington, D.C. 20549


Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



TELESOFT CORP.
(Exact name of small business issuer as specified in its charter)


        Arizona                                        86-0431009
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)



3443 North Central Avenue #1800, Phoenix, Arizona  85012
(Address of principal executive offices)


(602) 265-6311
(Issuer's telephone number, including area code)


3216 N. Third Street, Phoenix, Arizona  85012
(Former name, former address and former fiscal year, if changed since last report)




Item 2    Disposition of Assets

On January 12, 1998, the Registrant, together with the minority shareholders of Telesoft Acquisition Corp II, commercially known as GoodNet(GoodNet), entered into an agreement with WinStar Communications, Inc. (WinStar) to sell the Registrant's Internet services subsidiary for approximately $22.0 million, consisting of $3.5 million cash and shares of common stock of WinStar
(WCII: Nasdaq) having an aggregate market value of approximately $18.5 million.

Under the terms of the agreement, the Registrant will receive $3,500,000 cash plus 479,387 shares of WCII common stock, which had an aggregate fair market value of $15,789,809 as of the close of business on January 12, 1998. After commissions and related legal expenses, the Registrant will realize an approximate $10,000,000 pretax gain on the sale. Additionally, the Registrant received $235,000 in cash to offset GoodNet's net cash disbursements from December 12, 1997 through the date of the sale.

The Company will account for its investment in WinStar as an available-for-sale equity security, which accordingly is carried at market value. Pursuant to a hedging strategy implemented by the Company in January, 1998, 400,000 WinStar shares are hedged, utilizing the purchase of puts and calls in combination to minimize the downside risk of loss should the price of WinStar stock decline while allowing for limited upside participation should the stock price rise. The call option is secured by shares of WinStar stock held by the Company.


SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf bye the undersigned hereunto duly authorized.


			Telesoft Corp.


   /s/ Michael F. Zerbib

			Michael F. Zerbib
			Chief Financial Officer

Date:  January 27, 1998